EXHIBIT 10.3
CEDAR FAIR, L.P.,
2000 SENIOR EXECUTIVE MANAGEMENT INCENTIVE PLAN
1. Purpose
     The purpose of the Cedar Fair, L.P., 2000 Senior Executive Management Incentive Plan is to provide certain employees of Cedar Fair, L.P., including without limitation its subsidiaries (collectively, the “Company”) with incentive compensation based on the achievement of financial, business, and other performance criteria. To achieve this purpose, the Plan provides for the authority to grant Cash Incentive Awards.
2. Definitions
     As used in the Plan, the following terms shall have the meanings set forth below:
     (a) “Award Target” - This term has the meaning given to it in Section 6.
     (b) “Board ” - The Board of Directors of Cedar Fair Management Company (“CFMC”).
     (c) “Cash Incentive Award” - This term has the meaning given to it in Section 6.
     (d) “Change in Control” - A “Change in Control” will be deemed to occur if at any time after the date of the adoption of this Plan:
(i) any Acquiring Person (other than (A) the Company or any related entity, (B) any employee benefit plan of the Company or any related entity or any trustee of or fiduciary with respect to any such plan when acting in such capacity, or (C) any person who, on the date of the adoption of this Plan, is an Affiliate of the Company and owning in excess of ten percent (10%) of the outstanding Units of the Company and the respective successors, executors, legal representatives, heirs, and legal assigns of such person), alone or together with its Affiliates and Associates, has acquired or obtained the right to acquire the beneficial ownership of twenty-five percent (25%) or more of the Units then outstanding (except pursuant to an offer for all outstanding Units of the Company at a price and upon such terms and conditions as a majority of the Continuing Directors determine to be in the best interests of the Company and its unitholders (other than the Acquiring Person or any Affiliate or Associate thereof on whose behalf the offer is being made));

(ii) the Company files a report or proxy statement with the SEC pursuant to the Exchange Act disclosing in response to Item 1 of Form 8-K thereunder or Item 6(e) of Schedule 14A thereunder that a Change in Control of the Company has or may have occurred or will or may occur in the future pursuant to any then-existing contract or transaction;
(iii) the Company is merged with or into, is consolidated with, or becomes the subsidiary of another entity and immediately after giving effect to that transaction, less than 45% of the then outstanding voting securities of the surviving or resulting entity or (if the Company becomes a subsidiary in the transaction) of the ultimate parent of the Company represent or were issued in exchange for voting securities of the Company outstanding immediately prior to the transaction;
(iv) all or substantially all of the assets of the Company are leased, sold, transferred or otherwise disposed of in a single transaction or a series of related transactions to a single purchaser or a group of affiliated purchasers; or
(v) CFMC ceases to be the sole managing general partner of the Company, except with the prior affirmative vote or approval of holders of shares of CFMC entitling them to exercise a majority of the voting power of CFMC in the election of directors.
(1) “Acquiring Person” means any person (any individual, firm, corporation or other entity) who or which, together with all Affiliates and Associates, has acquired or obtained the right to acquire the beneficial ownership of twenty-five percent (25%) or more of the Units then outstanding.
(2) “Affiliate” and “Associate” shall have the respective meanings ascribed to such terms in Rule 12b-2 of the General Rules and Regulations under the Exchange Act.
(3) “Continuing Director” means any person who was a member of the Board on the Effective Date of the Plan or thereafter elected to the Board or appointed by the Board prior to the date as of which the Acquiring Person (other than an Acquiring Person described in clauses (A), (B), or (C) of paragraph (i) of the definition of “Change in Control”) became the owner of more than ten percent (10%) of the outstanding Units of the Company, or a person designated (before his initial election or employment as a director) as a Continuing Director by three-fourths of the Whole Board, but only if a majority of the Whole Board shall then consist of Continuing Directors.
(4) “Whole Board” means the total number of directors which the Board would have if there were no vacancies.

     (d) “Code” - The Internal Revenue Code of 1986, or any law that supersedes or replaces it, as amended from time to time.
     (e) “Committee” - The Compensation Committee of the Board, or any other committee or designee of the Board that the Board authorizes to administer this Plan.
     (f) “Company” - Cedar Fair, L.P., a Delaware limited partnership.
     (g) “Company Performance Measures” - This term has the meaning given to it in Section 6.
     (h) “Exchange Act” - Securities Exchange Act of 1934, and any law that supersedes or replaces it, as amended from time to time.
     (i) “Participant” - Any person to whom a Cash Incentive Award has been granted under this Plan.
3. Eligibility
     All key employees of the Company and its related entities shall be eligible to receive Cash Incentive Awards.
4. Administration
     (a) Committee. Subject to Section 4(b), this Plan will be administered by the Committee. The Committee will, subject to the terms of this Plan, have the authority to: (i) select the eligible employees who will receive Cash Incentive Awards, (ii) determine the types of Cash Incentive Awards to be granted, (iii) determine the terms, conditions, performance periods (which may be a full fiscal year or a longer or shorter period of time), and restrictions applicable to the Cash Incentive Awards, (iv) prescribe the forms of any notices, agreements, or other instruments relating to the Cash Incentive Awards, (vi) grant the Cash Incentive Awards, (vi) adopt, alter, and repeal rules governing this Plan, (viii) interpret the terms and provisions of the Plan and any Cash Incentive Awards granted under this Plan, and (ix) otherwise supervise the administration of this Plan. All decisions by the Committee will be made with the approval of not less than a majority of its members.
     (b) Delegation. The Committee may delegate any of its authority to any other person or persons that it deems appropriate.

     (c) Decisions Final. All decisions by the Committee, and by any other person or persons to whom the Committee has delegated authority, will be final and binding on all persons.
     (d) Expenses. The expenses of the administration of the Plan shall be borne by the Company and its related entities.
5. Adjustment of Cash Incentive Awards
     In its sole discretion, the Committee may, but is not required to, make an adjustment in a Participant’s Cash Incentive Award to take into account: (i) acquisitions and investments closed or completed during the applicable performance period that were not already taken into account in the Participant’s Cash Incentive Award for such period; (ii) the effect of any major change in accounting principles during the applicable performance period; and/or (iii) the effect of any major reorganization within the Company during the applicable performance period.
6. Cash Incentive Award
     A Cash Incentive Award is payable in cash and is contingent upon the achievement of performance measures established by the Committee for the Participant. Each Participant to whom a Cash Incentive Award is granted is paid a base salary designed to be competitive in the marketplace, with the salary level determined by the Committee. The target amount of the Cash Incentive Award for each Participant shall be fifty percent (50%) of the Participant’s base salary for the performance period, subject to adjustment as provided in this Section 6 (the “Award Target”). Prior to the commencement of the performance period, the Committee shall determine reasonable performance measures (with such multiple levels of performance and such relative weights as the Committee may determine and which may or may not be readily quantifiable) for the performance period for each Participant in the Plan, which may be the same as or different from the performance measures established by the Committee for other Participants and may include individual performance measures that are specific to that Participant and/or performance measures determined on a Company, business unit, management function or other basis, in such combination as the Committee determines to be reasonable under the circumstances.
     A performance period may be equal to, more than, or less than a full fiscal year, but in no event less than one fiscal quarter. The individual Participant’s actual Cash Incentive Award payout for the applicable performance period will be determined by the extent to which the Participant’s individual performance measures are achieved for the applicable performance period, as adjusted to reflect the relative weights determined by the Committee for the respective performance measures. In its discretion based on factors it deems relevant, the Committee may adjust a Participant’s actual Cash Incentive Award payout for a performance period up or down from the payout the Participant would receive based on achievement of performance measures, but, except as provided in the next paragraph of this Section 6, in no event may any upward adjustment result in a Cash Incentive Award in excess of the Award Target.

     Notwithstanding the foregoing, if the performance measures applicable to a Participant for the applicable performance period are achieved at a level greater than that which, subject to the Committee’s discretion in adjusting Cash Incentive Awards as provided in the immediately preceding sentence, would entitle the Participant to receive a Cash Incentive Award at the Award Target, the Committee, in its discretion based on factors it deems relevant, may increase the Participant’s Cash Incentive Award for the applicable performance period to an amount not in excess of 150% of the Award Target. In addition, and notwithstanding any other provisions of this Section 6, (a) no amounts shall be payable under this Plan to a Participant if none of the Participant’s performance measures for the applicable performance period are met and (b) the aggregate amount of all Cash Incentive Awards paid for the applicable performance period shall not exceed the limits, if any, imposed on the payment of cash bonuses under the Company’s Third Amended and Restated Agreement of Limited Partnership, as heretofore or hereafter amended or restated.
7. Deferral of Payment
     The Committee may, in its discretion, permit Participants to defer the payment of some or all of their Cash Incentive Awards, as well as other compensation or fees, in accordance with procedures established by the Committee to assure that the recognition of taxable income is deferred under the Code.
8. Taxes Associated with Cash Incentive Award
     Prior to the payment of a Cash Incentive Award, the Company may withhold, or require a Participant to remit to the Company, an amount sufficient to pay any federal, state, and local taxes associated with the Cash Incentive Award.
9. Termination of Employment
     If the employment of a Participant terminates for any reason, all deferred and unpaid Cash Incentive Awards may be exercisable or paid only in accordance with rules established by the Committee.
10. Termination of Cash Incentive Awards under Certain Conditions
     The Committee may cancel any unpaid or deferred Cash Incentive Award at any time if the Participant is not in compliance with all applicable provisions of this Plan or with the terms or conditions of the Cash Incentive Award or if the Participant, without the prior written consent of the Company, engages in any of the following activities:

     (i) Renders services to an organization, or engages in a business, that is, in the sole judgment of the Committee, in competition with the Company.
     (ii) Discloses to anyone outside of the Company, or uses for any purpose other than the Company’s business, any material confidential information or material relating to the Company, whether acquired by the Participant during or after employment with the Company.
     The Committee may, in its discretion and as a condition to the payment of a Cash Incentive Award, require a Participant to acknowledge in writing that he or she is in compliance with all applicable provisions of this Plan and with the terms and conditions of the Cash Incentive Award and has not engaged in any activities referred to in clauses (i) and (ii) above.
10. Change in Control; Acquisition of the Company
     In the event of a Change in Control of the Company, unless otherwise determined by the Committee, all Cash Incentive Awards will be deemed to have been earned to the extent determined by the Committee.
9. Amendment or Suspension of this Plan; Amendment of Outstanding Cash Incentive Awards
     (a) Amendment or Suspension of this Plan. The Board may amend or suspend this Plan at any time.
     (b) Amendment of Outstanding Cash Incentive Awards. The Committee may, in its discretion, amend the terms of any Cash Incentive Award, prospectively or retroactively, but no such amendment, except as provided in Section 10, may impair the rights of any Participant without his or her consent. The Committee may waive, in whole or in part, any restriction or conditions applicable to, or accelerate the vesting of, any Cash Incentive Award.
10. No Trust
     Neither the Plan nor any Cash Incentive Award shall create or be construed to create a trust or separate fund of any kind or a fiduciary relationship between the Company and any Participant. To the extent that the Participant acquires a right to receive payments from the Company in respect of any Cash Incentive Award, such rights shall be no greater than the right of any unsecured general creditor of the Company.
11. Nonassignability

     Unless otherwise determined by the Committee, (i) no Cash Incentive Award granted under this Plan may be transferred or assigned by the Participant to whom it is granted other than by will, pursuant to the laws of descent and distribution, or pursuant to a qualified domestic relations order and (ii) a Cash Incentive Award granted under this Plan may be paid, during the Participant’s lifetime, only to the Participant or the Participant’s guardian or legal representative.
12. Governing Law
     The interpretation, validity, and enforcement of this Plan will be governed by the law of the State of Delaware.
13. Rights of Employees
     Nothing in this Plan will confer upon any Participant the right to continued employment by the Company or any of its related entities or limit in any way the Company’s or a related entity’s right to terminate any Participant’s employment at will.
14. Effective and Termination Dates
     (a) Effective Date. This Plan will become effective on the date it is approved by the Board, but with effect from January 1, 2000.
     (b) Termination Date. This Plan will continue in effect until terminated by the Board.